Exhibit 99.1

2107 Wilson Blvd, Suite 900 | Arlington, VA 22201 +1 833 358 3623 fluenceenergy.com

October 30, 2026

Axel Meier

Dear Axel,

I am delighted to confirm that the Fluence Energy, Inc. (“Fluence”) Board of Directors (“Board”) approved you as the Interim President & Chief Executive Officer (“CEO”). This role is effective November 2, 2026. In this position you will participate in, or be eligible for, the compensation and benefits outlined below.

COMPENSATION AND BENEFITS

Base Salary: Your annual base salary will be $1,015,000, pro-rated for partial years of service, effective November 2, 2026, paid in one-twelfth monthly increments, subject to applicable withholdings.

Discretionary Bonus: You will be eligible to receive a discretionary cash bonus for successful completion of the transition and the placement of a permanent President & CEO. Your potential receipt of this bonus is subject to approval by the Board.

Benefits: You will be eligible to participate in Fluence’s Health and Welfare Benefits Programs and Fluence’s short-term and long-term disability, accidental death and dismemberment, and life insurance plans, in accordance with their terms (as may be amended from time to time).

Retirement: You will be eligible to participate in the Fluence Energy Savings Plan (the “401(k) plan”). You may contribute up to 50% of your salary to your account and will be eligible to receive a company matching contribution of 100% of your contributions up to 5% of your gross salary, in each case, in accordance with the terms and conditions of the plan.

Severance: Given the interim nature of your position, you will not be designated as a participant in the Fluence Executive Severance Plan and, as such, you will not be eligible to receive severance thereunder.

2107 Wilson Blvd, Suite 900 | Arlington, VA 22201 +1 833 358 3623 fluenceenergy.com

Officer Policies: Fluence maintains company policies applicable to all employees. In addition, you are subject to additional policies applicable only to officers, including the Fluence Policy for Recovery of Erroneously Awarded Compensation (i.e., the clawback policy), as approved and may be amended from time to time by the Board (or a committee thereof), as applicable.

ACCEPTANCE PROCESS

Axel, your experience and background for this position will be an asset to Fluence. To confirm your acceptance of this offer, please print this letter, sign, and return the signed version to Vincent Mathis, SVP & General Counsel of Fluence. If you have any questions, please do not hesitate to contact me.

Sincerely,

Herman Bulls

Chairman of the Board of Directors

Your employment with Fluence is and will be “at will” employment, for an indefinite period of time. This means that you or Fluence may terminate the employment relationship at any time, for any reason or for no reason. No oral or written representation made by anyone at Fluence may change the “at will” nature of this relationship. You retain the option, as does Fluence, of ending your employment with Fluence at any time, with or without notice and with or without cause. Further, this letter describes certain of the current benefit plans, programs and policies but, notwithstanding anything to the contrary herein, Fluence retains the right to modify or terminate any benefit plan, program or policy, including its Health and Welfare Benefits Programs, and 401(k) plan, at any time in its sole and absolute discretion. This letter is governed by the laws of Virginia. Fluence is an “at will” employer; this letter does not constitute a contract for employment.

Read and Accepted:

Signature:	/s/ Axel Meier	Date:	November 1, 2026
	Axel Meier	Effective Date: November 2, 2026

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